Press Release

FOR IMMEDIATE RELEASE	For more information contact:
Julie Keaton at 404-847-4026
julie_keaton@us.crawco.com

May 3, 2006
Crawford & Company Announces Resignation of John F. Giblin as Chief Financial
Officer and Appointment of Bruce Swain as interim CFO
ATLANTA – Crawford & Company (NYSE: CRDA) (NYSE: CRDB) announced today that its board of directors has accepted the resignation of John F. Giblin as chief financial officer, effective May 2, 2006. The board named Bruce Swain, who currently serves as the controller for the Company, as interim chief financial officer.
Thomas W. Crawford, president and chief executive officer of Crawford & Company, said, “John has been a valuable member of our senior management team for more than 17 years. We thank him for his contributions and wish him well in his future endeavors.”
Based in Atlanta, Georgia, Crawford & Company is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
###